Exhibit 99.9

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated February 13, 2014 to the Board of Directors of Foster Wheeler AG (the “Company”) included in Annex B to the Offer to Exchange/Prospectus which forms a part of the registration statement on Form F-4 relating to the proposed Exchange Offer and Merger (as defined in our opinion letter) pursuant to the Implementation Agreement, dated as of February 13, 2014, between the Company and AMEC plc, and (ii) the references to such opinion in such Offer to Exchange/Prospectus.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By:	/s/ J.P. Morgan Securities LLC
Name: James Roddy
Title: Managing Director

October 2, 2014